Exhibit 12.1


Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

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                                                                                                          Nine Months
                                                          Year Ended December 31,                            Ended
                                   --------------------------------------------------------------------  ------------
                                       1998          1999          2000          2001          2002        9/30/2003
                                   -----------    ----------    ----------    ----------    -----------  ------------
                                                                    ($ in thousands)
Fixed Charges:
   Interest expense.............     $  17,130     $  28,255     $  25,573     $  24,091     $  17,782      $   8,157
   Estimated interest
     included in rent expense...           654           819           899           898           723            596
                                   ====================================================================================
Total Fixed Charges.............     $  17,784     $  29,074     $  26,472     $  24,989     $  18,505      $   8,753

Preference Security Dividends...            --            --            --            --            --             --

Earnings:
   Pretax income from
     continuing operations......     $ (20,994)    $ (33,072)    $ (12,525)    $ (39,322)    $  10,418      $  17,769
   Fixed charges................        17,784        29,074        26,472        24,989        18,505          8,753
                                   ------------------------------------------------------------------------------------
Total Earnings..................   ( $   3,210)  ( $   3,998)    $  13,947   ( $  14,333)    $  28,923      $  26,522

Ratio of earnings to fixed
   charges......................         --            --            --            --             1.56           3.03
Deficiency......................   ( $  20,994)  ( $  33,072)  ( $  12,525)  ( $  39,322)           NA             NA

Ratio of earnings to fixed
   charges & preference
   security dividends...........         --            --            --            --             1.56           3.03
Deficiency......................   ( $  20,994)  ( $  33,072)  ( $  12,525)  ( $  39,322)           NA             NA

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